EMPLOYMENT AGREEMENT AMMENDMENT #1

This Amendment dated July 9, 2012 hereby amends the Employment Agreement dated November 5, 2009 by and between PREMIER POWER RENEWABLE ENERGY, INC. ("Company") and Frank Sansone ("Employee").

Article I. Severance Plan

TERMINATION BY COMPANY
Immediately, upon 30 days' written notice to Employee, without cause, on the following terms and conditions:

a) Employee shall receive Twelve (12) months of salary as severance compensation within five days of termination. Employee may elect at Employee's sole discretion to take payments on a ratable basis over a twelve month period; plus

b) The Company health insurance plan remains in place for the same 12 month period at the sole cost of the Company;

c) All options and restricted stock, that have been granted, shall immediately vest on the termination date.

TERMINATION BY EMPLOYEE: This Agreement may be terminated at any time, by Employee as follows:

1. Immediately, upon written notice to Company, "For Good Reason" specifying the grounds constituting such Good Reason, in which case the obligations of Company shall the same as outlined the "TERMINATION BY COMPANY" paragraph above provided, however :

   a) the assignment to Employee of any duties inconsistent in any material respect with Employee's then position (including status, offices, titles and reporting relationships), authority, duties or responsibilities, or any other action by the Company, which when taken as a whole, results in a significant diminution in Employee's position, authority, duties or responsibilities, excluding for this purpose any isolated, immaterial and inadvertent action not taken in bad faith and which is remedied by the Company within five (5) business days after receipt of notice thereof given by Employee; or

   b) a reduction by the Company in Employee's Base Salary or Cash Bonus metric without the consent of Employee or the failure by the Company to continue in effect any material benefit or compensation plan, life insurance plan, health and accident plan or disability plan in existence as of the date of this Agreement (or a replacement or substitute plan providing Employee with

substantially similar or improved benefits) in which Employee is participating, or the material reduction of Employee's benefits under any of such plans (or replacement or substitute plans) or the failure to make any payment of Base Salary or other amount due and owing within thirty (30) days of the date it was due; or

c) the Company acts to change the geographic location of the performance of Employee's duties from El Dorado Hills area, provided, however, the parties acknowledge that the Company and Employee may mutually agree to change the geographic location of the performance of Employee's duties, in which case the Company shall pay for or reimburse Employee for all relocation costs.

Agreed and Accepted:

PREMIER POWER RENEWABLE
ENGERY, INC.

By______________________
Dean R. Marks

Title___CEO______________.

Date July 9, 2012

____

Employee: Frank J Sansone
Date: July 9, 2012